UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 25, 2006

HUSKER AG, LLC

(Exact name of registrant as specified in its charter)

Nebraska	000-49773	47-0836953
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

54048 Highway 20 Plainview, Nebraska	68769
(Address of principal executive offices)	(Zip Code)

(402) 582-4446

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On July 25, 2006, Husker Ag, LLC (the “Company”) executed an Agreement Between Owner and Design/Builder on the Basis of a Stipulated Price with ICM, Inc. (“ICM”). Under the Design-Build Agreement, ICM is responsible for the design, construction and start-up of a stand-alone dry mill fuel-grade ethanol plant that would add 40 million gallons per year of ethanol production capacity to the Company’s existing operations. This expansion will be adjacent to the Company’s existing plant and will result in the Company’s total plant capacity exceeding 60 million gallons per year.

Under the terms of the Design-Build Agreement, the Company will pay ICM $44,750,000 for the design and construction of this expansion, subject to adjustments made in accordance with the general conditions of the agreement. As part of the agreement, the Company also entered into a limited License Agreement with ICM to use the technology and information in the design and construction of the plant expansion.

The Design-Build Agreement requires the Company to pay ICM a down payment in the amount of 10% of the total contract price. As required, the Company has already paid ICM $4,000,000 of the down payment. The remaining $475,000 will be paid upon delivery of the Notice to Proceed under the agreement. The Company will make payments to ICM on a progress billing basis, based upon periodic applications for payment for all work performed as of the date of the application. The Company will retain 5% of the amount submitted in each application for payment. Upon substantial completion of the entire project, as defined in the agreement, the Company will release all retained amounts, less an amount equal to $500,000 plus the reasonable cost to complete all remaining items. When the new plant meets the performance criteria set forth in the agreement, which includes the requirement that the new plant operate at a rate of 40 million gallons per year of ethanol based on a seven-day performance test, the Company will release the $500,000 retainage.

The scheduled substantial completion date is 440 days after the Company provides ICM with a written Notice to Proceed. The agreement provides that the contract times may not commence before all necessary underground utilities have been installed at the site and a level buildable site is provided to ICM to commence construction.

ICM has agreed to provide a minimum one year warranty period for correction of “defective construction” (as defined in the agreement). The amount of damages that the Company can recover against ICM for any breach of its obligations under the agreement, including, without limitation, damages related to ICM’s correction of defective construction is limited to $1,000,000. In addition, the Company has waived all claims for any consequential damages that may arise out of or relate to the agreement or the performance of the construction of the new plant.

Cautionary Statement for Purposes of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

The matters discussed in this report, when not historical matters, are forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from projected results. Such factors include, among others, the ability of the

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Company to reach definitive agreements with third parties on terms satisfactory to the Company, ethanol and agricultural industry conditions and volatility of commodity prices, availability of financing, environmental and governmental regulations, force majeure events and other risk factors as described from time to time in the Company’s filings with the Securities and Exchange Commission. Many of these factors are beyond the Company’s ability to control or predict. The Company disclaims any intent or obligation to update its forward-looking statements, whether as a result of receiving new information, the occurrence of future events, or otherwise.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUSKER AG, LLC

Date: July 31, 2006	By:	/s/ Mike Kinney
Mike Kinney
Chairman of the Board